Exhibit 5.1

[ResMed Inc. Letterhead]

May 28, 2010

ResMed Inc.

9001 Spectrum Center Blvd.

San Diego, CA 92123

Re:	Registration Statement on Form S-8

Gentlemen:

As the Senior Vice President, Organizational Development and Global General Counsel and Corporate Secretary for ResMed Inc., a Delaware corporation (the “Company”), I render the following opinion in connection with the Company’s proposed issuance of $9,000,000 of deferred compensation obligations (the “Obligations”) under the ResMed Inc. Deferred Compensation Plan (the “Plan”), and the registration of the Obligations by a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). I am furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. I am not expressing any opinion in this letter as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Obligations.

For purposes of this opinion, I, or other employees under my supervision, have made legal and factual examinations and inquiries, including an examination of original or copies certified or otherwise identified to our satisfaction, of the documents, corporate records and other instruments that I have deemed necessary or appropriate for purposes of this opinion. I have obtained and relied on certificates and assurances from public officials to the extent I have deemed appropriate.

I am opining in this letter as to the effect on the subject transaction only of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability or the effect of any other law or as to any matters of municipal law or the laws of any local agencies within any state. My opinion is based upon my consideration of only those statutes, regulations and regulations, which in my experience are normally applicable to deferred compensation plans.

Subject to the matters stated above and in reliance on them, it is my opinion that upon the issuance of the Obligations in the manner contemplated by the Plan and subject to the Company completing all action and proceedings required on its part to be taken before issuing the Obligations under the terms of the Plan, will be legally valid and binding obligations of the Company enforceable in accordance with the terms of the Plan.

My opinion is subject to the following limitations, qualifications and exceptions:

(a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

(b) the effect of general principles of equity whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought;

(c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and

(d) certain rights, remedies and waivers contained in the Plan may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the Plan invalid or unenforceable as a whole.

In addition, I express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. I further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity under any trust agreement entered into or that may be entered into in connection with the Plan, and I express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ DAVID PENDARVIS
DAVID PENDARVIS Senior Vice President, Organizational Development, Global General Counsel and Secretary